                                                                   EXHIBIT 10.49

February 1, 2002


VIA U.S. MAIL

John S. Hodgson
12850 S. 71st Street
Tempe, AZ 85284

     Re: Change of Control and Severance Agreement

Dear Jack:

     In addition to the terms identified in Mr. Riggs' January 29, 2002 offer letter, you shall be entitled to the following compensation and benefits in the event of a change of control of the Company or the termination of your employment:

     1. Base compensation in the amount of $16,666.66 per month for a period of one year from the date of termination or Change of Control (as defined hereafter);

     2. Health benefits coverage for you and your eligible dependents for one year from the date of termination or change of control, under the same terms and conditions, by the medical and dental plan maintained by the Company that covered you and your eligible dependents prior to the date of termination or change of control;

     3. Life insurance coverage and 401(k) eligibility for one year from the date of termination or change of control, under the same terms and conditions, by the life insurance and 401(k) plan maintained by the Company that you participated in prior to the date of termination or change of control; and

     4. In the event of a Change of Control, any stock options owned by or granted to you shall be deemed immediately vested and shall be exercisable according to their terms for the balance of the term of years of such options.

     Please note that the foregoing will be forfeited if your employment is terminated "for cause," or if you voluntarily terminate employment for other than "good reason." For purposes of this Agreement, termination "for cause" shall mean termination resulting from: (1) conduct that has caused demonstrable injury to the Company, monetary or otherwise; (2) continued failure for thirty (30) days to perform your essential job functions, duties or responsibilities (unless significantly changed without your consent) as defined by the Company's CEO; (3) a violation of the Company's established policies and procedures in effect while employed which could subject you to disciplinary action by the Company; or (4) a criminal conviction, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal.

     Termination for "good reason" shall mean a voluntary termination resulting from: (1) your voluntary resignation from the position of CFO within 180 days after a change of control; (2) a required relocation, without your consent, to an employment location that is more than twenty-five (25) miles from your employment location; (3) a significant reduction in your compensation and/or benefits as in effect on the first date of employment; or (4) a significant adverse change, without your written consent, in the nature or scope of your authority, powers, functions, duties or responsibilities, which change or reduction is not generally effective for all Executives employed by the Company in your class or category.

     The definition of "Change of Control" shall be identical to the definition provided in the Agreements of the Company's Executives, which are incorporated by reference.

     You shall be entitled to the foregoing compensation and benefits for a period of one year commencing on the first date of employment. If we mutually agree on or before the expiration of this one-year term to continue the employment relationship, then you shall be entitled to an employment agreement similar in form and substance to the agreements of the Company's current Executive Vice Presidents.

     If you agree to these terms, please sign where indicated below. Of course, if you have any questions regarding this letter, please do not hesitate to let me know.

                                                Very truly yours,

                                                SIMULA, INC.


                                                By /s/ Bradley P. Forst
                                                   -----------------------------
                                                   Bradley P. Forst
                                                   President and Chief
                                                   Executive Officer

I agree to the terms of this letter.

/s/ John S. Hodgson                        3/14/02
---------------------------                ------------
John S. Hodgson                            Date